Exhibit 10.1

CITIZENS & NORTHERN CORPORATION

2023 EQUITY INCENTIVE PLAN

TIME-BASED RESTRICTED STOCK AGREEMENT – INDEPENDENT DIRECTORS

RESTRICTED STOCK AGREEMENT dated as of the 24th day of April 2025, by and between Citizens & Northern Corporation (the "Corporation") and __________ ________________________________________ a member of the Board of Directors of the Corporation or of a subsidiary (the "Recipient").

Pursuant to the Citizens & Northern Corporation 2023 Equity Incentive Plan (the "Plan"), the Compensation Committee of the Board of Directors (the "Committee") has determined that the Recipient is to be granted, on the terms and conditions set forth herein 1,270 Restricted Shares of the Corporation's common stock (“Stock”) and hereby grants such Restricted Shares.

1.Number of Shares and Price. Restricted Stock shall consist of shares of Stock that will be acquired by and issued to the Recipient at a designated time approved by the Committee, for no purchase price, and under and subject to such transfer, forfeiture and other restrictions, conditions or terms as shall be determined by the Committee, including but not limited to prohibitions against transfer and substantial risks of forfeiture within the meaning of Section 83 of the Internal Revenue Code of 1986 as amended (“Code”).

2.Rights of Recipient. Except as otherwise provided in the Plan or the Restricted Stock Agreement, the Recipient shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon provided, however, that dividends payable with respect to Restricted Stock Awards (whether paid in cash or shares of Stock) shall be subject to the same vesting conditions applicable to the Restricted Stock and shall, if vested, be delivered or paid at the same time as the restrictions on the Restricted Stock to which they relate lapse. Also, during the time period of any restrictions, conditions or terms applicable to such Restricted Stock, the shares thereof and the right to vote the same and receive dividends thereon shall not be sold, assigned, transferred, exchanged, pledged, hypothecated, encumbered or otherwise disposed of except as permitted by the Plan or the Restricted Stock Agreement.

3.Holding of Restricted Shares. Each certificate for shares of Restricted Stock shall be deposited with the Secretary of the Corporation, or the office thereof, and shall bear a legend in substantially the following form and content:

This Certificate and the shares of Stock hereby represented are subject to the provisions of the Corporation’s 2023 Equity Incentive Plan and a certain agreement entered into between the owner and the Corporation pursuant to said Plan. The release of the Certificate and the shares of Stock hereby represented from such provision shall occur only as provided by said Plan and Agreement, a copy of which are on file in the office of the Secretary of the Corporation.

Upon the lapse or satisfaction of the restrictions, conditions and terms applicable to such Restricted Stock, a certificate for the shares of Stock without such legend shall be issued to the Recipient.

4.Release and Lapse of Restricted Shares. The release of restrictions or expiration of restricted shares awarded under this agreement shall occur over a period of one year. All of the total shares will be distributed on April 23, 2026. The shares released may be in certificate form or may be directed to be held in a custodial account designated by the Recipient.

5.Effect of Termination of Service. For purposes of this Section 5, the terms “Termination of Service,” “Disability” and “Mandatory Retirement” are defined in Article 8 of the Plan. Upon a Recipient’s Termination of Service, for any reason other than due to Disability, death or Mandatory Retirement, any restricted shares awarded under this agreement that have not vested as of the date of Termination of Service shall expire and be forfeited. Upon Termination of Service for reason of Disability or death, all restricted shares awarded under this agreement shall vest at the date of Termination of Service. In the event of Termination of Service due to Mandatory Retirement, any Restricted Stock Award that has not vested as of the date of Termination of Service shall vest, pro rata, by multiplying the number of outstanding, unvested shares by a fraction, the numerator of which is the number of days the Recipient was in Service since the date the unvested awards were granted and the denominator of which is 365. If the Recipient serves as a member of the Corporation’s Board of Directors from the date of this award until the date of the next Annual Meeting of the Corporation’s shareholders, the Recipient will be deemed to have vested in this award. Notwithstanding the provisions of this Section 5, the effect of a Change in Control on the vesting of the restricted shares awarded under this agreement is set forth in Section 7.

6.	Non-Transferability of Restricted Stock. The Restricted Stock and this Restricted Stock Agreement shall not be transferable.
7.	Change in Control. If a Change in Control, as defined in Section 4.2 of the Plan occurs, all shares of Restricted Stock shall become fully vested immediately.
8.	Notices. Any notice required or permitted under this Restricted Stock Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Recipient either at his or her address as reflected in the Corporation’s records as the Recipient’s last known address.
9.	Failure to Enforce Not a Waiver. The failure of the Corporation to enforce at any time any provision of this Restricted Stock Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
10.	Governing Law. This Restricted Stock Agreement shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania.
11.	Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Restricted Stock and this Restricted Stock Agreement are subject to all terms and conditions of the Plan.
12.Amendments. This Restricted Stock Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Agreement on the day and year first above written.

By

J. Bradley Scovill – President & CEO

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Restricted Stock Agreement and to all the terms and provisions of the Citizens & Northern Corporation 2023 Equity Incentive Plan herein incorporated by reference.

Recipient